Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218
September 8, 2017

Xenia Hotels & Resorts, Inc.

200 S. Orange Avenue, Suite 2700

Orlando, Florida 32801

Xenia Hotels & Resorts, Inc.

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as special tax counsel to Xenia Hotels & Resorts, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on September 8, 2017 with respect to the offer and sale of common stock, par value $0.01 per share, of the Company (“Common Stock”), preferred stock, par value $0.01 per share, of the Company (“Preferred Stock”), depository shares representing Preferred Stock, warrants entitling the holders to purchase Common Stock or Preferred Stock, rights to acquire one or more of the preceding securities of the Company and units comprising one or more of the preceding securities of the Company to be offered from time-to-time. You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined the following:

1.	the Registration Statement and the prospectus (the “Prospectus”) filed as part of the Registration Statement;

2.	the Company’s Articles of Restatement, filed on November 10, 2015 with the Department of Assessments and Taxation of the State of Maryland (the “SDAT”), as amended;

3.	the Fourth Amended and Restated Agreement of Limited Partnership of XHR LP, dated as of November 10, 2015;

ATLANTA     AUSTIN     BANGKOK     BEIJING     BRUSSELS     CHARLOTTE     DALLAS     HOUSTON     LONDON     LOS ANGELES

McLEAN     MIAMI     NEW YORK     NORFOLK     RALEIGH     RICHMOND     SAN FRANCISCO     TOKYO     WASHINGTON

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Xenia Hotels & Resorts, Inc.

September 8, 2017

4.	the Articles of Amendment and Restatement of InvenTrust Properties Corp. (“InvenTrust”), filed on February 10, 2005 with the SDAT, as amended; and

5.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinion rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	during its taxable year ending December 31, 2017, and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Company Officer’s Certificate”), true for such years;

3.	the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year; and

4.	no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

In connection with the opinion rendered below, we also have relied upon the correctness of the factual representations contained in the Company Officer’s Certificate and in certificates from InvenTrust and IAGM REIT I, LLC, dated as of August 14, 2017 (together with the Company Officer’s Certificate, the “Officer’s Certificates”), without regard to any qualifications as to knowledge or belief. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificates, and the discussion in the Prospectus under the caption “Material Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

(a)	the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for its taxable years ended February 3, 2015 through December 31, 2016, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT under the Code for its taxable year ending December 31, 2017, and thereafter; and

Xenia Hotels & Resorts, Inc.

September 8, 2017

(b)	the description of the law and the legal conclusions in the Prospectus under the caption “Material Federal Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificates.

The foregoing opinion is based on current provisions of the Code, the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as described in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Xenia Hotels & Resorts, Inc.

September 8, 2017

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Material Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,
/s/ Hunton & Williams LLP